UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.         )*

IMPAC MEDICAL SYSTEMS, INC.

(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE

(Title of Class of Securities)

45255A104 (CUSIP Number)

January 8, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 45255A104	Page 2 of 52 Pages

SCHEDULE 13G

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) IGSB – Karan I, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 236,180 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 236,180 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 236,180 shares of Common Stock, part value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%

12.	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 45255A104	Page 3 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) IGSB – Keenan I, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 65,000 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 65,000 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,000 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%

12.	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 45255A104	Page 4 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alfred K. Herbert

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 400 6. SHARED VOTING POWER 700 7. SOLE DISPOSITIVE POWER 400 8. SHARED DISPOSITIVE POWER 700

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,100 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 5 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Allyson R. Sikola

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,000 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 1,000 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 6 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Brynn E. Rauth

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,000 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 1,000 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 7 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) IGSB/Cimarron Bonus Fund, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,350 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 1,350 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,350 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 45255A104	Page 8 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Duca Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 66,463 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 66,463 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,463 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%

12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 45255A104	Page 9 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Suzanne S. Duca

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 0 6. SHARED VOTING POWER 66,463 7. SOLE DISPOSITIVE POWER 0 8. SHARED DISPOSITIVE POWER 66,463

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 66,463 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 10 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Graciela Segura

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Mexico

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 500 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 500 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 11 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jeanne A. Lipkovits

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,595 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 2,595 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,595 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 12 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Jason F. Hughes

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 100 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 100 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 13 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Karen Herbert

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 250 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 250 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 250 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 14 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Hilda L. Law

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 400 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 400 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 400 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 15 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lorraine Duca

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 2,595 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 2,595 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,595 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 16 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Lindsey Duca

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 12,201 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 12,201 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,201 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 17 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Linda J. Herbert

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 250 6. SHARED VOTING POWER 700 7. SOLE DISPOSITIVE POWER 250 8. SHARED DISPOSITIVE POWER 700

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 950 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 18 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Maurice J. Duca

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 52,197 6. SHARED VOTING POWER 66,463 7. SOLE DISPOSITIVE POWER 52,197 8. SHARED DISPOSITIVE POWER 66,463

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 118,660 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.3%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 19 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Marianne W. Dornbush

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 200 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 200 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 20 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Steven L. Karan

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 4,820 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 4,820 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,820 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 21 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Timothy K. Bliss

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 22,000 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 22,000 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 22,000 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 22 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Thomas J. Rauth

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 5,000 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 5,000 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,000 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 23 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William R. Rauth III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 70,099 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 70,099 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 70,099 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.7%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 24 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) William Rauth IV

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 1,000 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 1,000 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,000 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 25 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Carol A. Streed

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 150 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 150 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 150 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 26 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Luise M. Phelps

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 304,530 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 304,530 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 304,530 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 27 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) IGSB, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 302,530 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 302,530 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 302,530 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%

12.	TYPE OF REPORTING PERSON (See Instructions) OO

CUSIP No. 45255A104	Page 28 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Theodore K. Bliss

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 50 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 50 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%

12.	TYPE OF REPORTING PERSON (See Instructions) IN

CUSIP No. 45255A104	Page 29 of 52 Pages

1.	NAME OF REPORTING PERSONS/ I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) IGSB, IEP I, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)	(a) ☐ (b) ☒

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. SOLE VOTING POWER 301,180 6. SHARED VOTING POWER 0 7. SOLE DISPOSITIVE POWER 301,180 8. SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 301,180 shares of Common Stock, par value $0.001

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐ (See Instructions)

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.3%

12.	TYPE OF REPORTING PERSON (See Instructions) PN

CUSIP No. 45255A104	Page 30 of 52 Pages

Item 1.

(a)	Name of Issuer: Impac Medical Systems, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

100 West Evelyn Avenue
Mountain View, CA 94041

Item 2.

(a)	Name of Person Filing: This Schedule 13G is being filed jointly by the following persons:

IGSB – Karan I, LLC
IGSB – Keenan I, LLC
Alfred K. Herbert
Allyson R. Sikola
Brynn E. Rauth
IGSB/Cimarron Bonus Fund, LLC
Duca Partnership
Suzanne S. Duca
Graciela Segura
Jeanne A. Lipkovits
Jason F. Hughes
Karen Herbert
Hilda L. Law
Lorraine Duca
Lindsey Duca
Linda J. Herbert
Maurice J. Duca
Marianne W. Dornbush
Steven L. Karan
Timothy K. Bliss
Thomas J. Rauth
William R. Rauth III
William Rauth IV
Carol A. Steed
Luise M. Phelps
IGSB, LLC
Theodore K. Bliss
IGSB, IEP I, L.P.

(b)	Address of Principal Business Office:

The principal business address of each of the persons filing is:

Cimarron Management Company, Inc.
1485 East Valley Road, Suite H
Santa Barbara, California 93108

(c)	Citizenship: See Item 4 of cover pages

CUSIP No. 45255A104	Page 31 of 52 Pages

(d)	Title of Class of Securities: Common Stock, $0.001 par value

(e)	CUSIP Number: 45255A104

Item 3.

If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act;

(b)	☐ Bank as defined in Section 3(a)(6) of the Act;

(c)	☐ Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐ Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐ Investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

(f)	☐ Employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G);

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the
Investment Company Act of 1940;

(j)	☐ Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.    Ownership.

(a)	Amount beneficially owned: See Item 9 of Cover Pages

(b)	Percent of Class: See Item 11 of Cover Pages[1]

(c)	Number of shares as to such person has:

(i)	sole power to vote or to direct the vote of:
See Item 5 of Cover Pages

(ii)	shared power to vote or to direct the vote of:
See Item 6 of Cover Pages

(iii)	sole power to dispose or to direct the disposition of:
See Item 7 of Cover Pages

(iv)	shared power to dispose or to direct the disposition of:
See Item 8 of Cover Pages

See Exhibit B to this Schedule

1 Percentages based upon 9,186,254 shares of Common Stock outstanding, as reported by the Issuer in its Prospectus dated November 20, 2002.

CUSIP No. 45255A104	Page 32 of 52 Pages

Item 5.    Ownership of 5% or Less of Class.

Not applicable

Item 6.    Ownership of More Than 5% on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.    Identification and Classification of Members of the Group.

See Joint Filing Agreement attached as Exhibit C to this Schedule.

Item 9.    Notice of Dissolution of Group.

Not applicable.

Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 45255A104	Page 33 of 52 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 15, 2003	IGSB-Karan I, LLC By IGSB IEP I, L.P., Member By: IGSB, LLC, its General Partner

	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

January 15, 2003	IGSB-Keenan I, LLC By: IGSB IEP I, L.P., Member By: IGSB, LLC, its General Partner

	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

January 15, 2003	/s/ Alfred K. Herbert
Alfred K. Herbert

January 15, 2003	Allyson R. Sikola By: William R. Rauth III, attorney-in-fact

	By:	/s/ William R. Rauth III
William R. Rauth III

January 15, 2003	Brynn E. Rauth By: William R. Rauth III, attorney-in-fact

	By:	/s/ William R. Rauth III
William R. Rauth III

January 15, 2003	IGSB/Cimarron Bonus Fund, LLC By: IGSB, LLC, its Manager

	By:	/s/ Luise M. Phelps
Luise M. Phelps, President

January 15, 2003	Duca Partnership By: The Maurice J. Duca Family Trust Dated 3/25/81, its General Partner

	By:	/s/ Maurice J. Duca
Maurice J. Duca, Trustee

CUSIP No. 45255A104	Page 34 of 52 Pages

January 15, 2003	Suzanne S. Duca By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca
January 15, 2003	Graciela Segura By: Timothy K. Bliss, attorney-in-fact /s/ Timothy K. Bliss Timothy K. Bliss
January 15, 2003	Jeanne A. Lipkovits By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca
January 15, 2003	/s/ Jason F. Hughes Jason F. Hughes
January 15, 2003	Karen Herbert By: Linda J. Herbert, attorney-in-fact /s/ Linda J. Herbert Linda J. Herbert
January 15, 2003	Hilda L. Law By: Linda J. Herbert, attorney-in-fact /s/ Linda J. Herbert Linda J. Herbert
January 15, 2003	Lorraine Duca By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca
January 15, 2003	Lindsey Duca By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca

CUSIP No. 45255A104	Page 35 of 52 Pages

January 15, 2003	/s/ Linda J. Herbert Linda J. Herbert
January 15, 2003	/s/ Maurice J. Duca Maurice J. Duca
January 15, 2003	/s/ Marianne W. Dornbush Marianne W. Dornbush
January 15, 2003	/s/ Steven L. Karan Steven L. Karan
January 15, 2003	/s/ Timothy K. Bliss Timothy K. Bliss
January 15, 2003	Thomas J. Rauth By: William R. Rauth III, attorney-in-fact /s/ William R. Rauth III William R. Rauth III
January 15, 2003	/s/ William R. Rauth III William R. Rauth III
January 15, 2003	William Rauth IV By: William R. Rauth III, attorney-in-fact /s/ William R. Rauth III William R. Rauth III
January 15, 2003	/s/ Carol A. Streed Carol A. Streed
January 15, 2003	/s/ Luise M. Phelps Luise M. Phelps
January 15, 2003	ISGB, LLC

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

CUSIP No. 45255A104	Page 36 of 52 Pages

January 15, 2003	Theodore K. Bliss By: Timothy K. Bliss, Custodian /s/ Timothy K. Bliss Timothy K. Bliss
January 15, 2003	IGSB IEP I, L.P. By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

CUSIP No. 45255A104	Page 37 of 52 Pages

Exhibit A to Schedule 13G

Powers of Attorney

CUSIP No. 45255A104	Page 38 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS:    That each of the undersigned:

Suzanne H. Duca

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint MAURICE J. DUCA as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 20th day of January, 2003.

/s/ Suzanne H. Duca
Suzanne H. Duca

CUSIP No. 45255A104	Page 39 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS: That each of the undersigned:

Lindsey Duca

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint MAURICE J. DUCA as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 20th day of December, 2002

/s/ Lindsey Duca
Lindsey Duca

CUSIP No. 45255A104	Page 40 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS:    That each of the undersigned:

Hilda L. Law

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint LINDA J. HERBERT as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 14th day of January, 2003.

/s/ Hilda L. Law
Hilda L. Law

CUSIP No. 45255A104	Page 41 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS: That each of the undersigned:

Graciela Segura

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint TIMOTHY K. BLISS as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 14th day of January, 2003.

/s/ Graciela Segura
Graciela Segura

CUSIP No. 45255A104	Page 42 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS: That each of the undersigned:

Karen Herbert

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint LINDA J. HERBERT as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 23rd day of December, 2002

/s/ Karen Herbert
Karen Herbert

CUSIP No. 45255A104	Page 43 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS:    That each of the undersigned:

Jeanne A. Lipkovits

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint MAURICE J. DUCA as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 11th day of January, 2003.

/s/ Jeanne A. Lipkovits
Jeanne A. Lipkovits

CUSIP No. 45255A104	Page 44 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS:    That each of the undersigned:

Lorraine Duca

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint MAURICE J. DUCA as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 13th day of January, 2003.

/s/ Lorraine Duca
Lorraine Duca

CUSIP No. 45255A104	Page 45 of 52 Pages

Special Power of Attorney

KNOW ALL MEN BY THESE PRESENTS: That each of the undersigned:

Thomas J. Rauth and Patricia A. Rauth, Trustee
of The Rauth Family Revocable Trust
Thomas J. Rauth, Trustee of the Rauth, Trabert, Holcomb
& Seto Retirement Trust FBO Thomas J. Rauth
Richard P. Rauth
Brynn E. Rauth
William R. Rauth IV
Allyson Sikola

(jointly and severally hereinafter collectively called “Principal”) make, constitute and appoint William R. Rauth III, as Principal’s true and lawful Attorney to act for Principal and in Principal’s name, place and stead and for Principal’s use and benefit:

To act on Principal’s behalf in all matters relating to Principal’s ownership interest in any assets held in Principal’s name and under the management of Cimarron Management Company, Inc.

Principal hereby grants to said attorney in fact full power and authority to do and perform each and every act and thing which may be necessary or convenient in connection with any of the foregoing, as fully, to all intents and purposes, as Principal might or could do if personally present, hereby ratifying and confirming all that Principal’s said attorney in fact shall lawfully do or cause to be done by authority hereof.

Where the context so requires, the singular number includes the plural.

WITNESS my hand this 12th day of January, 2001

/s/ Thomas J. Rauth
Thomas J. Rauth, Trustee of The Rauth Family Revocable Trust

/s/ Patricia A. Rauth
Patricia A. Rauth, Trustee of The Rauth Family Revocable Trust

/s/ Thomas J. Rauth
Thomas J. Rauth, Trustee of The Rauth, Trabert, Holcomb and Seto Retirement Trust FBO Thomas J. Rauth

CUSIP No. 45255A104	Page 46 of 52 Pages

/s/ Richard P. Rauth
Richard P. Rauth

/s/ Brynn E. Rauth
Brynn E. Rauth

/s/ William R. Rauth IV
William R. Rauth IV

/s/ Allyson Sikola
Allyson Sikola

CUSIP No. 45255A104	Page 47 of 52 Pages

Exhibit B to Schedule 13G

700 shares of common stock of the issuer reported by Alfred K. Herbert and Linda J. Herbert are held by The Herbert Family Trust and reported by Alfred Herbert and Linda Herbert in their capacities as co-trustees. Alfred Herbert and Linda Herbert share voting and disposition powers with respect to such shares.

66,463 shares of common stock of the issuer reported by Suzanne S. Duca and Maurice J. Duca are held by the Duca Partnership and reported by Suzanne Duca and Maurice Duca in their capacities as trustees of The Maurice J. Duca Family Trust and The Suzanne S. Duca Separate Property Trust, respectively, the general partners of the Duca Partnership. Suzanne Duca and Maurice Duca share voting and disposition powers with respect to such securities.

2,095 shares of common stock of the issuer reported by Maurice Duca are held by the Marie Duca Educational Trust and reported by Maurice Duca in his capacity as trustee.

12,201 shares of common stock of the issuer reported by Lindsey Duca are held by The Lindsey Duca Trust and reported by Lindsey Duca in her capacity as trustee.

20,699, 3,500 and 29,400 shares of common stock of the issuer reported by William R. Rauth III are held by The Lindsey Duca Trust #2, The Michael Duca Trust #1 and The Michael Duca Trust #2, respectively, and reported by William Rauth III in his capacity as trustee.

1,350 shares of common stock of the issuer reported by Luise M. Phelps and IGSB LLC are held by IGSB/Cimarron Bonus Fund, LLC and reported by IGSB, LLC, in its capacity as Manager of IGSB/Cimarron Bonus Fund, LLC and by Luise Phelps in her capacity as President of IGSB, LLC.

236,180 and 65,000 shares of common stock of the issuer are held by IGSB-Karan I, LLC and IGSB-Keenan I, LLC, respectively, and are reported by IGSB IEP I, L.P. in its capacity as a controlling member of IGSB-Karan I, LLC and IGSB-Keenan I, LLC. Such 301,180 shares of common stock of the issuer are also reported by IGSB, LLC, in its capacity as the General Partner of IGSB IEP I, L.P. and by Luise Phelps in her capacity as President of IGSB, LLC.

5,000 shares of common stock of the issuer reported by Thomas J. Rauth are held by The Rauth, Trabert, Holcomb & Seto Retirement Trust and reported by Thomas Rauth in his capacity as trustee.

The number of shares of common stock of the issuer owned by each person filing this Schedule is reported as of January 20, 2003.

Each of the persons who may be deemed the beneficial owner of securities as described above disclaims beneficial ownership of such securities pursuant to Rule 13d-4 promulgated under the Securities Exchange Act of 1934, except to the extent of each such person’s actual economic interest therein.

Pursuant to an agreement between each of the persons filing this Schedule and Cimarron Management Company, Inc. (“Cimarron”), Cimarron administers transactions in the shares of the issuer for the benefit of each filing person, but does not possess the power to vote or dispose of any of the shares held by such filing persons.

CUSIP No. 45255A104	Page 48 of 52 Pages

Exhibit C to Schedule 13G

Joint Filing Agreement

CUSIP No. 45255A104	Page 49 of 52 Pages

Joint Filing Agreement

The undersigned hereby agree that this Schedule 13G (the “Schedule 13G”), with respect to the shares of Common Stock issued by Impac Medical Systems, Inc. is, and any amendments thereto shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. Each of the undersigned further agrees that IGSB – Karan I, LLC may file the Schedule 13G, and any and all amendments thereto, on its behalf. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of this 15th day of January, 2003.

IGSB-Karan I, LLC By IGSB IEP I, L.P., Member By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

IGSB-Keenan I, LLC By: IGSB IEP I, L.P., Member By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

/s/ Alfred K. Herbert Alfred K. Herbert

Allyson R. Sikola By: William R. Rauth III, attorney-in-fact /s/ William R. Rauth III William R. Rauth III

Brynn E. Rauth By: William R. Rauth III, attorney-in-fact /s/ William R. Rauth III William R. Rauth III

CUSIP No. 45255A104	Page 50 of 52 Pages

IGSB/Cimarron Bonus Fund, LLC By: IGSB, LLC, its Manager

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

Duca Partnership By The Maurice J. Duca Family Trust Dated 3/25/81, its General Partner

By:	/s/ Maurice J. Duca
Maurice J. Duca, Trustee

Suzanne S. Duca By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca

Graciela Segura By: Timothy K. Bliss, attorney-in-fact /s/ Timothy K. Bliss Timothy K. Bliss

Jeanne A. Lipkovits By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca

/s/ Jason F. Hughes Jason F. Hughes

Karen Herbert By: Linda J. Herbert, attorney-in-fact /s/ Linda J. Herbert Linda J. Herbert

Hilda L. Law By: Linda J. Herbert, attorney-in-fact /s/ Linda J. Herbert Linda J. Herbert

CUSIP No. 45255A104	Page 51 of 52 Pages

Lorraine Duca By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca
Lindsey Duca By: Maurice J. Duca, attorney-in-fact /s/ Maurice J. Duca Maurice J. Duca
/s/ Linda J. Herbert Linda J. Herbert
/s/ Maurice J. Duca Maurice J. Duca
/s/ Marianne W. Dornbush Marianne W. Dornbush
/s/ Steven L. Karan Steven L. Karan
/s/ Timothy K. Bliss Timothy K. Bliss
Thomas J. Rauth By: William R. Rauth III, attorney-in-fact /s/ William R. Rauth III William R. Rauth III
/s/ William R. Rauth III William R. Rauth III
William Rauth IV By: William R. Rauth III, attorney-in-fact /s/ William R. Rauth III William R. Rauth III
/s/ Carol A. Streed Carol A. Streed

CUSIP No. 45255A104	Page 52 of 52 Pages

/s/ Luise M. Phelps Luise M. Phelps

IGSB LLC

By:	/s/ Luise M. Phelps
Luise M. Phelps, President

Theodore K. Bliss By: Timothy K. Bliss, Custodian /s/ Timothy K. Bliss Timothy K. Bliss

IGSB IEP I, L.P. By: IGSB, LLC, its General Partner

By:	/s/ Luise M. Phelps
Luise M. Phelps, President